Exhibit 99.1

NEWS RELEASE

Contacts:Geoff Banta, EVP & CFO
AMERISAFE, Inc. 337-463-9052

Ken Dennard, Managing Partner
FOR IMMEDIATE RELEASE	Karen Roan, Sr. VP
DRG&E / 713-529-6600

AMERISAFE ANNOUNCES 2007 SECOND QUARTER RESULTS
     DeRidder, LA – August 6, 2007 — AMERISAFE, Inc. (Nasdaq: AMSF), a specialty writer of high hazard workers’ compensation insurance, today announced results for the second quarter ended June 30, 2007.
     Gross premiums written in the second quarter totaled $94.3 million, an increase of 2.3 percent over gross premiums written of $92.2 million for the second quarter of 2006. Second quarter revenues totaled $84.7 million, a 6.9 percent increase over revenues of $79.3 million in the prior year period. Net investment income increased to $7.4 million in the second quarter from $5.8 million for the same period last year, an increase of 27.2%.
     Net income in the second quarter was $11.4 million compared to net income of $7.8 million in the 2006 second quarter, an increase of 45.3 percent. Realized capital gains of $36,000 (before tax) were included in net income for the second quarter of 2007, while net income for the second quarter of 2006 included realized capital gains of $1.1 million (before tax). Included in net income for the second quarter of 2007 was $2.7 million (before tax) from the previously announced reinsurance commutations agreements effected by the Company during the quarter. The Company’s return on average equity for the second quarter was 22.8%, compared to 19.6% for the same period in 2006.
     For the six months ended June 30, 2007, gross premiums written totaled $184.8 million, a 6.8 percent increase over gross premiums written of $173.0 million for the same period in 2006. Year to date revenues for 2007 totaled $167.7 million, an 8.6 percent increase over revenues of $154.4 million in the same period last year. Net investment income increased to $14.4 million for the six months ended June 30, 2007, from $11.8 million in 2006, an increase of 21.5%. The

Company’s return on average equity for the first half of 2007 was 20.3%, compared to 19.4% for the same period in 2006.
     Net income for the six months ended June 30, 2007 was $19.8 million compared to a net income of $15.1 million for the same period in 2006, an increase of 31.4 percent. In addition to the commutations effected in the second quarter, net income included realized capital gains of $36,000 (before tax) in the first half of 2007 compared to $2.2 million (before tax) for the same period in 2006.
     In the second quarter of 2007, diluted earnings per share allocable to common shareholders were $0.56, compared to $0.39 in the same period of 2006. Weighted average diluted shares outstanding for the second quarter of 2007 were 19,109,452 shares compared to 17,427,662 shares in the second quarter of 2006. For the first half of 2007, diluted earnings per share allocable to common shareholders were $0.98, compared to $0.76 for the same period in 2006. Weighted average diluted shares outstanding for the first half of 2007 were 19,055,149 shares compared to 17,426,347 shares in the first half of 2006.
     The net combined ratio for the second quarter of 2007 was 88.4% compared to 95.2% for the same period in 2006. Loss and loss adjustment expenses for the second quarter of 2007 totaled $53.2 million, or 69.0% of net premiums earned, compared to $50.4 million, or 69.9% of net premiums earned for the same period in 2006. Total underwriting expenses for the second quarter of 2007 were $14.8 million, or 19.2% of net premiums earned, compared to $18.1 million, or 25.1% of net premiums earned, for the second quarter 2006. Underwriting expenses for the 2007 period were reduced by $2.7 million, or 3.5% of net premiums earned, as the result of commutations in the second quarter.
     The net combined ratio for the first half of 2007 was 90.4% compared to 95.1% for the same period in 2006. Loss and loss adjustment expenses for the first half of 2007 totaled $105.7 million, or 69.1% of net premiums earned, compared to $98.2 million, or 70.2% of net premiums earned for the same period in 2006. Total underwriting expenses, including commissions and salaries and benefits, for the first half of 2007 were $32.0 million, or 20.9% of net premiums earned, compared to $34.5 million, or 24.7% of net premiums earned, for the first half of 2006.
     Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “We are pleased with our second quarter results, including our successful commutations of several reinsurance contracts. More importantly, we are maintaining underwriting discipline while continuing to produce very strong returns for our shareholders, as demonstrated by a 22.8% return on average equity for the second quarter. Even in a more competitive environment, we continue to execute on our business strategy of focusing on underwriting profitability throughout market cycles. We continue to expect to meet the financial targets announced earlier this year.”
2007 Outlook
     The Company expects gross premiums written of between $350 million and $360 million, a combined ratio of less than 95 percent and a return on average equity of greater than 16 percent. AMERISAFE calculates return on average equity by dividing net income by the average of shareholders’ equity plus redeemable preferred stock.
Conference Call Information
     AMERISAFE has scheduled a conference call for Tuesday, August 7, 2007, at 10:00 a.m. Eastern Time. To participate in the conference call dial 303-262-2130 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 14, 2007. To access the replay, dial 303-590-3000 and use the pass code 11093291#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.
About AMERISAFE
     AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging, agriculture, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 31 states and the District of Columbia. The Company’s financial strength rating is “A-“ (Excellent) by A.M. Best.

     Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” anticipate,” “expect,” estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2006. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$94,290	$92,151	$184,775	$172,969
Ceded premiums written	(4,887)	(4,724)	(9,860)	(9,175)

Net premiums written	$89,403	$87,427	$174,915	$163,794

Net premiums earned	$77,106	$72,107	$152,987	$139,981
Net investment income	7,433	5,843	14,358	11,816
Net realized gains on investments	36	1,081	36	2,235
Fee and other income	138	198	277	355

Total revenues	84,713	79,229	167,658	154,387

Expenses:
Loss and loss adjustment expenses incurred	53,203	50,376	105,706	98,246
Underwriting and other operating costs	14,829	18,100	31,987	34,530
Interest expense	886	843	1,764	1,656
Policyholder dividends	166	175	687	347

Total expenses	69,084	69,494	140,144	134,779

Income before taxes	15,629	9,735	27,514	19,608
Income tax expense	4,267	1,917	7,734	4,554

Net income	11,362	7,818	19,780	15,054

Preferred dividends	—	—	—	—

Net income available to common shareholders	$11,362	$7,818	$19,780	$15,054

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Statements of Income (cont.)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Basic EPS:
Net income available to common shareholders	$11,362	$7,818	$19,780	$15,054

Portion allocable to common shareholders	94.0%	87.8%	94.0%	87.8%

Net income allocable to common shareholders	$10,683	$6,862	$18,595	$13,212

Basic weighted average common shares	18,779,248	17,422,406	18,744,818	17,421,569
Basic earnings per share	$0.57	$0.39	$0.99	$0.76

Diluted EPS:
Net income allocable to common shareholders	$10,683	$6,862	$18,595	$13,212

Diluted weighted average common shares:
Weighted average common shares	18,779,248	17,422,406	18,744,818	17,421,569
Stock options	321,818	—	302,884	—
Restricted stock	8,386	5,256	7,447	4,778

Diluted weighted average common shares	19,109,452	17,427,662	19,055,149	17,426,347

Diluted earnings per common share	$0.56	$0.39	$0.98	$0.76

AMERISAFE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Investments	$666,519	$638,780
Cash and cash equivalents	48,697	26,748
Amounts recoverable from reinsurers	91,269	109,603
Premiums receivable, net	178,215	144,384
Deferred income taxes	31,061	29,466
Deferred policy acquisition costs	20,459	18,486
Deferred charges	4,329	3,548
Other assets	25,366	23,131

	$1,065,915	$994,146

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$545,140	$519,178
Unearned premiums	159,689	137,761
Insurance-related assessments	44,128	40,886
Subordinated debt securities	36,090	36,090
Other liabilities	75,674	76,447

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	180,194	158,784

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,065,915	$994,146

AMERISAFE, INC. AND SUBSIDIARIES
Selected Insurance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Current accident year loss ratio (1)	69.0%	69.9%	69.1%	70.2%
Prior accident year loss ratio (2)	0.0%	0.0%	0.0%	0.0%

Net loss ratio	69.0%	69.9%	69.1%	70.2%

Net underwriting expense ratio (3)	19.2%	25.1%	20.9%	24.7%
Net dividend ratio (4)	0.2%	0.2%	0.4%	0.2%
Net combined ratio (5)	88.4%	95.2%	90.4%	95.1%
Return on average equity (6)	22.8%	19.6%	20.3%	19.4%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.

(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.

(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.

(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.

(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.

(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.